Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282026

Prospectus Supplement
(To Prospectus dated September 10, 2024)

Reaves Utility Income Fund

Up to 10,000,000 Common Shares of Beneficial Interest

Reaves Utility Income Fund (the “Fund”) has entered into a distribution agreement dated September 5, 2024 (the “Distribution Agreement”), with Paralel Distributors LLC (the “Distributor”), relating to the Fund’s common shares of beneficial interest, no par value (the “Common Shares”), offered by this prospectus supplement (the “Prospectus Supplement”) and the accompanying Prospectus. In accordance with the terms of the Distribution Agreement, the Fund may offer and sell up to 10,000,000 of the Fund’s Common Shares, from time to time through the Distributor in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE American or sales made to or through a market maker other than on an exchange. This Prospectus Supplement relates to the offer and sale of up to 10,000,000 Common Shares in transactions described in the Distribution Agreement. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any Common Shares at a price below the current net asset value (“NAV”) of such Common Shares, exclusive of any distributing commission or discount.

The Fund is a diversified, closed-end management investment company which commenced investment operations in February 2004. The Fund’s investment objective is to provide a high level of after-tax income and total return consisting primarily of tax-advantaged dividend income and capital appreciation. The Fund’s Common Shares are listed on the NYSE American LLC (the “NYSE American”) under the symbol “UTG.” As of August 28, 2024, the last reported sale price for the Fund’s Common Shares was $30.05 per share and the last reported NAV for the Fund’s Common Shares was $29.64.

The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement, dated September 5, 2024 (the “Sub-Placement Agent Agreement”), with UBS Securities LLC (the “Sub-Placement Agent”), relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. Under the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent.

You may request a free copy of the SAI, the table of contents of which is on page 43 of the accompanying Prospectus, request a free copy of the Fund’s annual and semi-annual reports, and request other information or make shareholder inquiries, by calling toll-free 1-800-644-5571 or by writing to the Fund at 1700 Broadway, Suite 1850, Denver, Colorado 80290. The Fund’s annual and semi-annual reports also are available on the Fund’s website, free of charge, at www.utilityincomefund.com (information included on the website does not form a part of this Prospectus Supplement or accompanying Prospectus), or from the SEC’s website (http://www.sec.gov). You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov.

The Fund’s securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 27 of the accompanying Prospectus. You should consider carefully these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the Fund’s Common Shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 10, 2024

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

PROSPECTUS SUMMARY	1
SUMMARY OF FUND EXPENSES	14
FINANCIAL HIGHLIGHTS	15
INFORMATION REGARDING SENIOR SECURITIES	15
THE OFFERING	16
USE OF PROCEEDS	16
THE FUND	17
INVESTMENT OBJECTIVE AND POLICIES	17
USE OF LEVERAGE	25
RISK FACTORS	27
MANAGEMENT OF THE FUND	27
NET ASSET VALUE	29
DISTRIBUTIONS	29
PLAN OF DISTRIBUTION	30
DIVIDEND REINVESTMENT PLAN	33
FEDERAL INCOME TAX MATTERS	34
DESCRIPTION OF CAPITAL STRUCTURE	36
CUSTODIAN, TRANSFER AGENT, DIVIDEND PAYING AGENT AND REGISTRAR	41
LEGAL MATTERS	41
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
CONTROL PERSONS	42
ADDITIONAL INFORMATION	42
INCORPORATION BY REFERENCE	42
TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION	43
THE FUND’S PRIVACY POLICY	44

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement and the accompanying Prospectus. The Fund’s business, financial condition and results of operations may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement, together with the accompanying Prospectus, as well as the information incorporated by reference herein and therein, set forth concisely the information that you should know before investing. You should read and retain this Prospectus Supplement and the accompanying Prospectus, and the information incorporated by reference herein and therein which contain important information, before deciding whether to invest in the Fund’s Common Shares. A Statement of Additional Information (“SAI”), dated September 10, 2024, as supplemented from time to time, containing additional information, has been filed with the (“SEC”) and is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus.

This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus, the information incorporated by reference herein and therein, and the SAI contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s common shares of beneficial interest (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the SAI, dated September 10, 2024, each as supplemented, especially the information set forth under the heading “Risk Factors.”

The Fund

Reaves Utility Income Fund (the “Fund”) is a Delaware statutory trust registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment in the Fund may not be appropriate for all investors. There can be no assurance that the Fund will achieve its investment objective.

Principal Investment Strategies

The Fund’s investment objective is to provide a high level of after-tax income and total return consisting primarily of tax-advantaged dividend income and capital appreciation. The Fund pursues this objective by investing at least 80% of its total assets in the securities of domestic and foreign companies involved to a significant extent in providing products, services or equipment for (i) the generation or distribution of electricity, gas or water, (ii) telecommunications activities or (iii) infrastructure operations, such as airports, toll roads and municipal services (“Utilities” or the “Utility Industry”).

A company will be deemed to be involved in the Utility Industry to a significant extent if at least 50% of its assets, gross income or profits are committed to or derived from activities in the areas described above. The remaining 20% of the Fund’s total assets may be invested in other securities including stocks, debt obligations and money market instruments, as well as certain derivative instruments (described below) and other investments.

As used in this Prospectus Supplement and the accompanying Prospectus and SAI, the terms “debt securities” and “debt obligations” refer to bonds, debentures and similar long and intermediate term debt investments and do not include short-term fixed income securities such as money market instruments in which the Fund may invest temporarily pending investment of the proceeds of an offering and during periods of abnormal market conditions. The Fund may invest in preferred stocks and bonds of below investment grade quality (i.e., “junk bonds”).

Under normal market conditions, the Fund invests at least 80% of its total assets in dividend-paying common and preferred stocks of companies in the Utility Industry. In pursuing its objective, the Fund invests primarily in common and preferred stocks that pay dividends that qualify for federal income taxation at rates applicable to long-term capital gains (“tax-advantaged dividends”).

The Fund may invest in the securities of both domestic and foreign issuers, including those located in emerging market countries (i.e., a country not included in the MSCI World Index, a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets).

As an alternative to holding foreign-traded securities, the Fund may invest in dollar-denominated securities of foreign companies that trade on U.S. exchanges or in the U.S. over-the-counter market (including depositary receipts, which evidence ownership in underlying foreign securities).

To date, the Fund’s derivatives usage has been limited to equity options, including writing covered calls, the purchase of calls and the sale of puts. Options may be used as both hedges against the value of existing holdings or as speculative trades as part of the Fund’s overall investment strategy.

In addition, the Fund may choose to use interest rate swaps (or options thereon) from time to time for hedging purposes. Although the Fund does not currently use interest rate swaps (or options thereon), the Fund may do so in the future, depending on the interest rate outlook of W.H. Reaves & Co., Inc. (the “Investment Adviser” or “Reaves”) and other factors. Such usage would be limited to no more than 20% of the Fund’s total assets. The Fund may choose to use other derivatives from time to time, as described in the SAI.

There is no assurance that the Fund will achieve its investment objective. Further, the Fund’s ability to pursue its investment objective, the value of the Fund’s investments and the Fund’s NAV may be adversely affected by changes in tax rates and policies. Because the Fund’s investment objective is to provide a high level of after-tax yield and total return consisting primarily of dividend and interest income and capital appreciation, the Fund’s ability to invest, and the attractiveness of investing in, equity securities that pay qualified dividend income in relation to other investment alternatives will be affected by changes in federal income tax laws and regulations, including changes in the qualified dividend income provisions. Any proposed or actual changes in such rates, therefore, can significantly and adversely affect the after-tax returns of the Fund’s investments in equity securities. Any such changes also could significantly and adversely affect the Fund’s NAV, as well as the Fund’s ability to acquire and dispose of equity securities at desirable returns and price levels and the Fund’s ability to pursue its investment objective. The Fund cannot assure you as to the portion, if any, of the Fund’s dividends that will be qualified dividend income.

Leverage. The Fund currently uses leverage through borrowing. More specifically, the Fund has entered into a credit agreement (the “Credit Agreement”) with State Street Bank and Trust Company (“State Street”). As of April 30, 2024, the Fund had outstanding $545,000,000 in principal amount of borrowings from the Credit Agreement representing approximately 25.6% of the Fund’s net assets and 20.3% of the Fund’s total assets. State Street has the ability to terminate the Credit Agreement upon 360-days’ notice or following an event of default. The Fund has no present intention of issuing preferred shares, although it has done so in the past and may choose to do so in the future. The Fund also may borrow money as a temporary measure for extraordinary or emergency purposes. The provisions of the 1940 Act further provide that the Fund may borrow or issue notes or debt securities in an amount up to 33 1/3% of its total assets or may issue preferred shares in an amount up to 50% of the Fund’s total assets (including the proceeds from leverage).

Investment Adviser

W.H. Reaves & Co., Inc. serves as the Fund’s investment adviser. As of June 30, 2024, Reaves had approximately $3.247 billion of assets under management. Reaves’ address is 10 Exchange Place, Jersey City, New Jersey 07302.

The Fund pays the Investment Adviser a management fee payable on a monthly basis at the annual rate of 0.575% of the Fund’s average daily total assets on assets up to and including $2.5 billion and 0.525% of the Fund’s average daily total assets on assets over $2.5 billion. As a result, the Investment Adviser is paid more if the Fund uses leverage directly, which creates a conflict of interest between the Investment Adviser and common shareholders. The Investment Adviser will seek to manage this conflict of interest by utilizing leverage only when it determines such action is in the best interests of the Fund. For more information on the Investment Adviser, as well as the fees and expenses, see “Summary of Fund Expenses” and “Management of the Fund” on pages S-5 of this Prospectus Supplement, and pages 14 and 27 of the accompanying Prospectus.

The Offering

The Fund has entered into a distribution agreement dated September 5, 2024 (the “Distribution Agreement”), with Paralel Distributors LLC (the “Distributor”), pursuant to which the Fund may offer and sell up to 10,000,000 Common Shares, from time to time, through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).This Prospectus Supplement relates to the offer and sale of up to 10,000,000 Common Shares in transactions described in the Distribution Agreement. The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement dated September 5, 2024 with UBS Securities LLC (the “Sub-Placement Agent”), relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent.

Use of Proceeds

The Fund estimates the net proceeds if all Common Shares in this offering are sold to be approximately $297,354,133. This figure is based on the sale of all the Common Shares at the Fund’s August 28, 2024 market price of $30.05, the Distributor receiving a commission of 1.00% on the gross proceeds of the sales and the payment of offering expenses estimated at $140,867.

Reaves anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to holders of Common Shares (“Common Shareholders”).

DIVIDENDS AND DISTRIBUTIONS

The Fund, acting pursuant to a Securities and Exchange Commission (“SEC”) exemptive order and with the approval of the Fund’s Board of Trustees (the “Board”), has adopted a plan, consistent with its investment objectives and policies to support a level distribution consisting of income, capital gains and/or return of capital (the “Managed Distribution Plan”). Under the Managed Distribution Plan, the Fund intends to make a monthly distribution to holders of its common shares at a level rate determined by the Board from time to time, subject to the right of the Board to suspend, modify, or terminate the Managed Distribution Plan without notice at any time. As of the date of this Prospectus Supplement, the distribution rate was $0.19 per Common Share on a monthly basis.

Under the Managed Distribution Plan, to the extent that sufficient investment income is not available on a monthly basis, the Fund’s distributions may consist of long-term capital gains and/or return of capital in order to maintain the distribution rate. The amount of the Fund’s distributions pursuant to the Managed Distribution Plan are not related to the Fund’s performance and, therefore, investors should not make any conclusions about the Fund’s investment performance from the amount of the Fund’s distributions or from the terms of the Fund’s Managed Distribution Plan.

Any net capital gains earned by the Fund are distributed at least annually. Distributions to Common Shareholders are recorded by the Fund on the ex-dividend date. Common Shareholders who elect not to participate in the Fund’s dividend reinvestment plan will receive all distributions in cash paid by check mailed directly to the shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee). Additional information is available on page 29 in the “Distributions” section of the accompanying Prospectus.

CAPITALIZATION

Pursuant to the Distribution Agreement with the Distributor, the Fund may offer and sell up to 10,000,000 Common Shares from time to time through the Distributor for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below shows the Fund’s historical capitalization as of April 30, 2024 and the estimated capitalization of the Fund assuming the sale of all 10,000,000 Common Shares that were available to be sold under the Distribution Agreement on a pro forma, as adjusted basis as of April 30, 2024. Actual sales, if any, of the Fund’s Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $30.05 depending on the market price of the Fund’s Common Shares at the time of any such sale. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The following table sets forth the Fund’s capitalization:

●	on a historical basis as of April 30, 2024; and

●	on a pro forma as adjusted basis to reflect (1) the assumed sale of 10,000,000 of the Fund’s Common Shares at $30.05 share (the last reported sale price of the Fund’s Common Shares on the NYSE American on August 28, 2024) in an offering under this Prospectus Supplement and the accompanying Prospectus, and (2) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the assumed aggregate commission of $3,005,000 (representing an estimated commission paid to the Distributor of 1.00% of the gross sales price per share in connection with the sale of Common Shares effected by the Distributor in this offering) and estimated offering costs payable by the Fund of $140,867.

	Actual	As Adjusted
Paid-in capital	$2,160,359,370	$2,457,713,503
Total Distributable Earnings	$(30,462,858)	$(30,462,858)
Net assets applicable to Common Shareholders	$2,129,896,512	$2,427,250,645

Total Capitalization	$2,129,896,512	$2,427,250,645

SUMMARY OF FUND EXPENSES

The following table is intended to assist investors in understanding the fees and expenses (annualized) that an investor in Common Shares would bear, directly or indirectly. The table is based on the capital structure of the Fund as of April 30, 2024.

The table shows Fund expenses as a percentage of net assets attributable to Common Shares. The following table should not be considered a representation of the Fund’s future expenses. Actual expenses may be greater or less than those shown below.

Shareholder Transaction Expenses	As a Percentage of Offering Price
Sales Load(1)	1.00%
Offering Expenses Borne by Common Shareholders of the Fund(1)	0.00	%(6)
Dividend Reinvestment Plan Fees(2)	None

As a Percentage of Net Assets Attributable to Common Shares (1)
Annual Expenses
Investment Advisory Fees(3)	0.72%
Interest Payments on Borrowed Funds(4)	1.58%
Other Expenses(5)	0.23%

Total Annual Fund Operating Expenses	2.53%

Example

The purpose of the following table is to help a Common Shareholder understand the fees and expenses that such holder would bear directly or indirectly. The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) that the Fund incurs total annual expenses of 2.53% of its net assets in years 1 through 10 (assuming borrowing equal to 20.3% of the Fund’s total assets) and (2) a 5% annual return.

	1 year	3 years	5 years	10 years
Total Expenses Incurred	$26	$79	$134	$286

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those assumed. The example assumes that the estimated “Other Expenses” set forth in the Annual Expenses tables are accurate and that all dividends and distributions are reinvested at NAV. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% annual return shown in the example.

(1)	Represents the estimated commission and offering costs with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” above. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” above, depending on the market price of the Common Shares at the time of any such sale.

(2)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund under the dividend reinvestment plan. You will pay brokerage charges in connection with open market purchases or if you direct the plan agent to sell your Common Shares held in a dividend reinvestment account.

(3)	The investment advisory fee is charged as a percentage of the Fund’s average daily total assets.

(4)	Assumes the use of leverage in the form of borrowing under the Credit Agreement representing 20.3% of the Fund’s total assets as of April 30, 2024 (including any additional leverage obtained through the use of borrowed funds) at an average annual interest rate cost to the Fund of 5.99%.

(5)	Other Expenses are estimated based on estimated amounts for the most recent fiscal year.

(6)	Amount represents less than 0.00% of offering price.

The purpose of the table and the example above is to help investors understand the fees and expenses that they, as Common Shareholders, would bear directly or indirectly. For additional information with respect to the Fund’s expenses, see “Management of the Fund” on page 27 of the accompanying Prospectus.

USE OF PROCEEDS

Unless otherwise specified in this Prospectus Supplement and the accompanying Prospectus, the Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

MARKET AND NET ASSET VALUE INFORMATION

The Common Shares are listed on the NYSE American under the symbol “UTG” and began trading on the NYSE American on February 24, 2004. Shares of closed-end investment companies often trade on an exchange at prices lower than NAV. The Fund’s common shares have traded in the market at both premiums to and discounts from NAV. The following table shows, for each fiscal quarter since the quarter ended January 31, 2022; (i) high and low NAVs per Common Share, (ii) the high and low sale prices per Common Share, as reported in the consolidated transaction reporting system, and (iii) the percentage by which the Common Shares traded at a premium over, or discount from, the high and low NAVs per common share. The Fund’s NAV per Common Share is determined on a daily basis.

Quarter Ended		Market Price		Net Asset Value at		Market Premium (Discount) to Net Asset Value at
		High	Low	Market High	Market Low	Market High	Market Low
2024	July 31	$28.75	$26.11	$27.97	$26.26	2.79%	(0.57)%
	April 30	$27.10	$25.26	$26.62	$25.14	1.80%	0.48%
	January 31	$27.88	$24.47	$27.54	$24.87	1.23%	(1.61)%
2023	October 31	$28.18	$23.24	$27.57	$23.38	2.21%	(1.11)%
	July 31	$29.07	$26.57	$28.91	$26.42	0.55%	0.53%
	April 30	$30.32	$26.32	$29.96	$26.41	1.20%	(3.02)%
	January 31	$30.71	$27.02	$30.44	$27.45	0.01%	(0.02)%
2022	October 31	$34.02	$24.55	$33.85	$25.10	0.51%	(5.58)%
	July 31	$34.50	$28.85	$34.02	$28.56	2.59%	1.02%
	April 30	$35.43	$30.76	$36.13	$30.71	(1.94)%	(0.65)%
	January 31	$35.44	$32.20	$34.79	$31.95	1.90%	(1.08)%

As of August 28, 2024, the last reported closing sale price for the Fund’s Common Shares was $30.05 per share and the reported NAV on that date for the Fund’s Common Shares was $29.64, representing a premium to NAV of 1.38%. Market prices on that same date ranged from $30.18 to $29.95, representing a premium to NAV of 1.82% and 1.05%, respectively.

PLAN OF DISTRIBUTION

The Fund has entered into the Distribution Agreement with Paralel Distributors LLC (the “Distributor”), pursuant to which the Fund may offer and sell up to 10,000,000 Common Shares, from time to time, through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act. The minimum price on any day at which Common Shares may be sold will not be less than the Minimum Price, which will be equal to the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into the Sub-Placement Agent Agreement with UBS Securities LLC relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares.

The Distributor (or the Sub-Placement Agent) will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE American following any trading day on which Common Shares are sold. Each confirmation will include the number of Common Shares sold on the preceding day, the net proceeds to the Fund and the compensation payable by the Fund to the Distributor in connection with the sales.

The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus.

Settlement for sales of Common Shares will occur on the first trading day following the date on which such sales are made in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be deposited in escrow, trust or similar arrangement.

In connection with the sale of Common Shares on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Distributor may be deemed to be underwriting commissions or discounts.

The Fund has agreed to indemnify the Distributor against certain civil liabilities, including liabilities under the Securities Act. The Distributor has agreed to indemnify the Sub-Placement Agent against certain civil liabilities, including liabilities under the Securities Act.

The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Distribution Agreement or (2) the termination of the Distribution Agreement. The Distribution Agreement may be terminated at any time, without the payment of any penalty, by the Fund or by the Distributor, on sixty days’ written notice to the other party.

The Common Shares may not be sold through the Distributor or the Sub-Placement Agent without delivery or deemed delivery of this Prospectus Supplement and the accompanying Prospectus describing the method and terms of the offering of the Common Shares.

The Sub-Placement Agent, its affiliates or their respective employees hold or may hold in the future, directly or indirectly, investment interests in the Fund. The interests held by the Sub-Placement Agent, its affiliates or their respective employees are not attributable to, and no investment discretion is held by, the Sub-Placement Agent, its affiliates or their respective affiliates.

The principal business address of Paralel Distributors LLC is 1700 Broadway, Suite 1850, Denver, Colorado 80290. The principal business address of UBS Securities LLC is 1285 Avenue of the America, New York, New York 10019.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

 This Prospectus Supplement and accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

Up to 10,000,000 Shares of Beneficial Interest

Reaves Utility Income Fund

PROSPECTUS SUPPLEMENT

September 10, 2024

Until October 5, 2024 (25 days after the date of this prospectus supplement), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.